Exhibit 10.52

Deltek Systems, Inc.

13880 Dulles Corner Lane

Herndon, Virginia 20171

July 22, 2005

Nanci Caldwell

1450 Bear Gulch Road East

Woodside, California 94062

Dear Nanci:

I am pleased to formally invite you to join the Board of Directors of Deltek Systems, Inc. I am very excited about the company’s future and equally excited at the prospect of your joining the Board. I am confident that you will be a very valuable addition to our efforts to develop Deltek.

As a member of the Board, you will be expected to attend and actively participate in the meetings of the Board (either in person or telephonically). I expect that the Board will hold up to four meetings per year.

The compensation package for Board members consists of the following:

•

an annual retainer of $20,000, payable at your election in cash or common stock (subject to execution of a shareholder’s agreement) within 30 days following the date of your first Board meeting and thereafter on each anniversary of the date of that meeting;

•	a fee of $2,000 for each Board meeting you attend starting with the fourth meeting after the first meeting you attend;

•	options to purchase $100,000 of the company’s common stock with an exercise price of $36.10 and vesting in annual installments of 25% over four years;

•

the opportunity to purchase $150,000 of the company’s common stock at a per share purchase price of $36.10 (subject to execution of a shareholder’s agreement) within 120 days after the date of your appointment; and

•	reimbursement of business expenses incurred in connection with your Board service.

Nanci, you will be a valuable addition to our team, and we look forward to working with you.

Very truly yours,

DELTEK SYSTEMS, INC.

/s/ Alok Singh
By:	Alok Singh
Its:	Vice President, Assistant Secretary and Assistant Treasurer